    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 30, 1999

                                                Registration No. 333-__________

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         Cytoclonal Pharmaceutics Inc.
                         -----------------------------
             (Exact name of Registrant as specified in its charter)

                                    Delaware
                                    --------
         (State or other jurisdiction of incorporation or organization)

                                   75-2402409
                                   ----------
                      (I.R.S. Employer Identification No.)

   9000 Harry Hines Boulevard, Dallas, Texas                         75235
   --------------------------------------------------------------------------
    (Address of Principal Executive Offices)                       (Zip Code)

              Cytoclonal Pharmaceutics Inc. 1996 Stock Option Plan
              ----------------------------------------------------
                            (Full Title of the Plan)

                            Arthur P. Bollon, Ph.D.
                         Cytoclonal Pharmaceutics Inc.
                           9000 Harry Hines Boulevard
                                   Suite 621
                              Dallas, Texas 75235
                         -----------------------------
                    (Name and Address of Agent For Service)

                                 (214) 353-2922
                                 --------------
         (Telephone Number, Including Area Code, of Agent For Service)

                                   Copies to:
                             Robert H. Cohen, Esq.
                               Philip Magri, Esq.
                     Morrison Cohen Singer & Weinstein, LLP
                              750 Lexington Avenue
                            New York, New York 10022
                                 (212) 735-8600

--------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE


                                                        PROPOSED                PROPOSED
                                                         MAXIMUM                 MAXIMUM
  TITLE OF SECURITIES         AMOUNT TO BE           OFFERING PRICE             AGGREGATE               AMOUNT OF
   TO BE REGISTERED            REGISTERED               PER SHARE            OFFERING PRICE          REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
common stock, par              750,000 (1)                 -                       -                       (2)
value $.01 per share
---------------------------------------------------------------------------------------------------------------------
common stock, par
value $.01 per share           430,000(3)(4)           $5.23(5)               $2,248,900               $  625.20
---------------------------------------------------------------------------------------------------------------------
common stock, par
value $.01 per share           320,000(4)(6)           $6.34(7)               $2,028,800               $  564.00
=====================================================================================================================
total registration fee..............................................................................   $1,189.20
---------------------------------------------------------------------------------------------------------------------

-------------------------
(1) Shares of common stock issuable upon the exercise of options granted under the Cytoclonal Pharmaceutics Inc. 1996 Stock Option Plan registered with the SEC on September 10, 1996 on registration statement on Form S-8 (File No.:333-11691).

(2) Fee previously paid. No registration fee required pursuant to General Instruction E to Form S-8.

(3) Shares of common stock purchasable upon the exercise of options previously granted pursuant to Amendment No. 1 to the Cytoclonal Pharmaceutics Inc. 1996 Stock Option Plan.

(4) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(5) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h)(1) promulgated under the Securities Act of 1933 upon the average exercise price.

(6) Shares of common stock purchasable upon the exercise of options available for grant pursuant to Amendment No. 1 to the Cytoclonal Pharmaceutics Inc. 1996 Stock Option Plan.

(7) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based upon the average of the bid and asked price for the common stock on The Nasdaq SmallCap Market on August 26, 1999.

                                EXPLANATORY NOTE

         On September 10, 1996, we filed a registration statement on Form S-8 (File No. 333-11691) with the Securities and Exchange Commission to register options to purchase 750,000 shares of common stock under our 1996 Stock Option Plan. On August 22, 1998 and October 2, 1998, our Board of Directors and stockholders, respectively, approved Amendment No. 1 to the 1996 Stock Option Plan to increase the number of stock options available for grant under our 1996 Stock Option Plan from 750,000 to 1,500,000.

         We are filing this registration statement on Form S-8 to:

                  o register 750,000 shares of common stock issuable upon the exercise of options available for grant pursuant to Amendment No. 1 to the 1996 Stock Option Plan; and

                  o file a reoffer prospectus to permit certain "affiliates," as that term is defined in the Securities Act of 1933, listed in the Selling Stockholder table included in the prospectus to resell their shares of common stock issuable upon the exercise of options granted to them pursuant to the 1996 Stock Option Plan.

         We incorporate by reference the registration statement on Form S-8 (File No.: 333-11691) we filed with the Securities and Exchange Commission on September 10, 1996.

PROSPECTUS




                         CYTOCLONAL PHARMACEUTICS INC.

                        1,500,000 SHARES OF COMMON STOCK

         This reoffer prospectus is to be used for the resale of up to 1,500,000 shares of our common stock, 603,000 of which is beneficially owned by affiliates listed in the "Selling Stockholder" table included in this prospectus, issuable upon the exercise of options granted or available for grant under our 1996 Stock Option Plan.

         Selling stockholders may sell their shares of common stock through public or private transactions at current market prices, or at previously negotiated prices. Although we will not receive any proceeds when the selling stockholders' sell their common stock to others, we may, however, receive proceeds when the selling stockholders exercise their options to acquire such common stock.

         Our common stock is listed on the Nasdaq SmallCap Market under the symbol "CYPH." Our class C warrants are listed on the Nasdaq SmallCap Market System under the symbol, "CYPHW." Our class D warrants are listed on the Nasdaq SmallCap Market System under the symbol, "CYPHZ." Our securities are a speculative investment and involve a high degree of risk.

         SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS AND
"DILUTION."

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.











                The date of this Prospectus is August 30, 1999.

                               TABLE OF CONTENTS

                                                                  Page
                                                                  ----
Where You Can Find More Information.................................3
Prospectus Summary..................................................4
Risk Factors........................................................6
Use of Proceeds....................................................14
Determination of Offering Price....................................14
Plan of Distribution...............................................16
Legal Matters......................................................17
Experts............................................................17

                      WHERE YOU CAN FIND MORE INFORMATION

         We are a public company. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all of their shares of common stock. This prospectus is part of a registration statement we filed with the SEC.

                  1. Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

                  2. Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999;

                  3. Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1999;

                  4. Current Report on Form 8-K, dated June 12, 1998, filed with the SEC on September 9, 1998;

                  5. Definitive proxy statement filed with the SEC on July 15, 1999 pursuant to Regulation 14A under the Securities Exchange Act of 1934;

                  6. The description of our common stock set forth in our Registration Statement filed under Section 12 of the Securities Exchange Act of 1934 on Form 8-A on October 2, 1995, and any amendment or report filed for the purpose of updating any such description; and

                  7. Form S-8 (File No.: 333-11691) filed with the SEC on September 10, 1996.


                  You may request a copy of these filings, at no cost, by oral request or by writing to us at the following address:

                       Cytoclonal Pharmaceutics Inc.
                       9000 Harry Hines Boulevard
                       Suite 621
                       Dallas, Texas 75235
                       Attention: Daniel Shusterman, Esq.
                       Telephone: (214) 353-2922

                  You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling stockholders will not make an offer of these shares of common stock in any State where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                               PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that you should consider before investing in the securities. You should read the entire prospectus carefully. Unless we otherwise say so, when we discuss our outstanding securities, we exclude all of our shares of common stock issuable upon the exercise of currently outstanding warrants and options and the conversion of our convertible securities.


         We are a biopharmaceutical company located in Dallas, Texas. Our goal is to develop products to identify, treat and prevent cancer and other diseases. To date, our strategy has been to license technologies in their early development stages from research and educational institutions and further develop such technologies to the point where we can then sublicense them to commercial entities. Through our research and development efforts and agreements with other research institutions and biotechnology companies, we have acquired and developed rights to certain proprietary technology.

         At the present time, we are focusing our attention and resources on a collaboration agreement we have with Bristol-Myers Squibb Company, Inc. for the production of Paclitaxel. Paclitaxel is a drug which has proven to be effective in treating refractory ovarian, breast and non-small cell lung cancer and Kaposi's Sarcoma. In addition, Paclitaxel has shown potential in treating other cancer indications in preliminary clinical trials. Presently, however, Paclitaxel is made from the inner bark and needles of the slow-growing Pacific yew tree. Our scientists are working in cooperation with Bristol-Myers Squibb to develop a system for manufacturing Paclitaxel in commercial quantities and at lower costs. Other areas of focus include the development of the Paclitaxel treatment of polycystic kidney disease, a drug design program using Quantum Core Technology(TM), a peptide to suppress breast cancer, and our Human Gene Discovery Program. Other programs, which involve potential anti-leukemia drugs and drugs called "anti-sense therapeutics," are being pursued at modest levels. "Anti-sense therapeutics" are drugs designed to essentially "turn off" genes involved in different diseases and to prevent such genes from growing or duplicating. Such therapeutics may help us develop future products or alternatives to our main programs if unforeseen problems develop.

                             ORGANIZATIONAL HISTORY

         We were originally incorporated in the state of Texas in September 1991 under the name of Bio Pharmaceutics, Inc. In November 1991, we changed our name to Cytoclonal Pharmaceutics Inc. We were then reincorporated in the state of Delaware by merger into a wholly-owned Delaware subsidiary in January 1992. Our executive offices are located at 9000 Harry Hines Boulevard, Suite 621, Dallas, Texas 75235 and our telephone number is (214) 353-2922.

                                  THE OFFERING


Securities Offered........................................ 1,500,000 shares of common stock acquired or to be acquired by the selling stockholders upon the exercise
                                                           of options granted to them under our 1996 Stock
                                                           Option Plan. See "Selling Stockholders" and "Plan of
                                                           Distribution."

Common Stock outstanding as of August 17, 1999,
excluding 10,884,742 shares of common stock which
are issuable upon the exercise of outstanding warrants
and options............................................... 10,395,210

Risk Factors.............................................. The securities offered hereby involve a high degree of risk. Only investors who can bear the loss of their
                                                           entire investment should invest. See "Risk Factors."

Dividend Policy........................................... We will not receive any of the proceeds when the
                                                           Selling Stockholders sell their shares of common
                                                           stock. We may, however, receive proceeds when such
                                                           Selling Stockholders exercise their options to purchase
                                                           our common stock. We intend to utilize the net
                                                           proceeds from the exercise of options to fund our
                                                           research and development activities, including paying
                                                           royalties and licensing fees, and for general working
                                                           capital purposes and operating expenses. See "Use of
                                                           Proceeds."

Dividend Policy........................................... We currently intend to retain all future earnings to fund the development and growth of our business. We
                                                           do not anticipate paying cash dividends.

Nasdaq Small Cap Market Symbols........................... Common stock - "CYPH"
                                                           Class C warrants - "CYPHW"
                                                           Class D warrants - "CYPHZ"


                                  RISK FACTORS

         You should carefully consider the following factors and other information in this prospectus before deciding to invest in the securities we are offering in this prospectus.

INVESTORS WILL EXPERIENCE A LOSS IN THE BOOK VALUE OF THEIR COMMON STOCK DUE TO OUR ACCUMULATED DEFICIT.

         We had an accumulated deficit of $19,744,000 as of June 30, 1999 (unaudited) and $17,832,000 as of the fiscal year ended December 31, 1998. Our statement of operations for the fiscal year ended December 31, 1997 shows net losses of $3,252,000, which means a loss of $.42 per share of common stock. Our statement of operations for the fiscal year ended December 31, 1998 shows net losses of $2,728,000, which means a loss of $.30 per share of common stock. Investors purchasing shares of our common stock will experience a loss in the book value of their shares due to our net losses.

BECAUSE WE CONTINUE TO EXPERIENCE LOSSES DUE TO OUR RESEARCH AND DEVELOPMENT ACTIVITIES, WE MAY HAVE DIFFICULTY IN RAISING CAPITAL AND OUR STOCKHOLDERS COULD EXPERIENCE A DECREASE IN THE VALUE OF THEIR INVESTMENT.

         From our formation in 1991 to the date of this prospectus, we have been experiencing substantial operating losses due to our increasing research and development activities and general and administrative expenditures. We expect to have additional losses in the future. Although we had revenue in 1998 from our license agreement with Bristol-Myers Squibb, it was and remains our sole source of revenue. We cannot say with any certainty that we will have any future revenue or, if we do have revenue, that it will be profitable. Our failure to become profitable may make it more difficult for us to raise additional capital on favorable terms, if at all. Such failure could have a material adverse effect on our business.

WE WILL NEED SUBSTANTIAL FUNDS IN THE FUTURE, AND WE MAY HAVE TO ISSUE ADDITIONAL SECURITIES TO DO SO, WHICH WILL RESULT IN DILUTION TO THE VALUE OF OUR SECURITYHOLDERS' INVESTMENT.

         Since our formation in 1991, we have relied on loans, private financings, and our November 1995 initial public offering to allow us to continue our operations. Our cash requirements in the future may be significantly different from our current estimates because of changes in our research and development programs, increased competition, advances in technology and other factors. We cannot say with any certainty that required financing will be available to us on favorable terms, if at all. If we decide to raise additional money by issuing more of our securities, securityholders will experience a dilution to the value of their securities at the time of issuance.

WE DO NOT HAVE ANY PRODUCTS TO DATE AND RELY HEAVILY ON OUR LICENSE AGREEMENTS-THE LOSS OF ANY OF WHICH WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND CAUSE A DECREASE IN THE VALUE OF OUR SECURITYHOLDERS' INVESTMENT.

         We have key license and collaborative agreements with several pharmaceutical companies and research institutions, including, but not limited to, Bristol-Myers Squibb, Enzon, the Research & Development Institute at Montana State University, the Washington State University Research Foundation, the University of California at Los Angeles, and the University of Texas at Dallas. We have also entered into a joint venture agreement with Pestka Biomedical Laboratories, Inc. In general, we have annual milestone and royalty fee obligations under these agreements. Although we are currently compliant under these agreements and do not foresee any future noncompliance, our industry is extremely competitive and volatile. Generally, if we fail to satisfy such obligations or cure any other default listed in such agreements, the other parties may terminate them. Also, we cannot give any assurance that the other parties to our agreements will honor their obligations, or that we will be able to extend any of the agreements if they expire. We also cannot give any assurance that we will be able to enter into new collaborative agreements with existing or new partners. If we are unable to make the other parties to our agreements honor their contractual obligations or to extend our current agreements or if we fail to enter into any additional arrangements, we may require additional money to continue our current activities. The termination or breach of our agreements or licenses, or our failure to enter into additional agreements and licenses may have a material adverse effect on our business.

ALTHOUGH WE DO NOT HAVE ANY PRODUCTS TO DATE, EVEN IF WE DO HAVE THEM IN THE FUTURE, THEY MIGHT NOT WORK OR THEY MIGHT BE TOXIC, DIFFICULT TO PRODUCE ON A COMMERCIAL SCALE OR DISLIKED BY OUR CUSTOMERS. THIS COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS AND CAUSE OUR SECURITYHOLDERS TO LOSE THEIR INVESTMENT.

         Research and development of anti-cancer drugs is a lengthy and costly process. We cannot say with any certainty that we will be able to develop or produce any products or, if we do, that they will work as intended, be non-toxic, that customers will like them or that they will be capable of being manufactured on a large scale. Furthermore, our products will be in the biotechnology field which has historically had a large number of unsuccessfully developed products, or if developed, such products have been commercially, scientifically or medically unacceptable. Any of these impediments could have a material adverse effect on our business and cause a decrease in the value of our securityholders' investment.

WE MIGHT NOT HAVE ENOUGH RESOURCES TO COMPETE WITH THE BIOTECHNOLOGY LEADERS, AND INVESTORS COULD LOSE THEIR MONEY.

         We have less than 20 employees in the heavily regulated, competitive and quickly changing biotechnology industry. Most of our competitors have more personnel, research and development experience, experience in getting governmental approval and money than us. Our business may be materially adversely affected if our competitors develop products before us or produce superior products to ours.

IF COMPETITORS ARE SUCCESSFUL IN THEIR CHALLENGE OF BRISTOL-MYERS SQUIBB'S PATENT, WE COULD BE INDIRECTLY HURT UNDER OUR LICENSE AGREEMENT WITH BRISTOL-MYERS SQUIBB, AND OUR SECURITYHOLDERS COULD EXPERIENCE A DECREASE IN THE VALUE OF THEIR INVESTMENT.

         In June 1998, we entered into license agreement with Bristol-Myers Squibb, an industry leader, for the development of Paclitaxel production system. To date, this license agreement has been our sole source of revenue. In June 1991, the National Cancer Institute entered into a collaborative research and development agreement with Bristol- Myers Squibb to develop Paclitaxel, and it granted Bristol-Myers Squibb the exclusive use of the Institute's clinical data in Bristol-Myers' search for FDA approval until December 1997. This significantly shortened the approval process and prevented any other party from obtaining the Food & Drug Administration's approval using the Institute's data. Although Bristol-Myers Squibb has since lost its right of exclusivity under the agreement, it has patented its method of delivering Paclitaxel intravenously to a patient. Such patent has in fact kept the Institute's data exclusive and has put other companies at a competitive disadvantage by effectively preventing them from using the data. Other companies are currently contesting the exclusivity of this data in the courts. If such competitors are successful in their challenge, Bristol-Myers Squibb could suffer which in turn would decrease the value of our license agreement with them and our securityholders could experience a decrease in the value of their investment.

WE RELY ON BROAD PATENT PROTECTION FOR OUR TECHNOLOGY BUT WE MAY NOT HAVE ENOUGH RESOURCES TO CONDUCT OR DEFEND OURSELVES FROM LONG AND EXPENSIVE LITIGATION CLAIMS REGARDING THE BREADTH OF PATENTS, AND OUR SECURITYHOLDERS COULD EXPERIENCE A DECREASE IN THE VALUE OF THEIR INVESTMENT.

         Our success will depend on our ability to get patent protection for our products and processes in the United States and elsewhere. We have filed and intend to continue to file patent applications as we need them. We cannot say with any certainty, however, that any additional patents will issue from any of these applications or, if patents do issue, that the claims allowed will be sufficiently broad to protect our technology. Also, we cannot say with any certainty that any patents issued to us or licensed by us can withstand challenges made by others or that we will able to protect our rights. Our business may be materially adversely affected if we are unable to obtain or enforce patent protection.

         To date, we have not been sued or threatened by parties claiming that we have infringed their patents. Further, we do not believe that any of our patents have been infringed by other parties, and, accordingly, we have not taken any action to date. However, we are aware of patent applications and issued patents belonging to our competitors, and we are uncertain whether any of these, or of any patent applications which we do not know about, will require us to alter or cease our potential products or processes. We cannot say with any certainty that we will be able to obtain any licenses to technology that we will require or, if obtainable, that the cost of them will be reasonable. Our failure to obtain any necessary licenses to any technology could substantially hurt our business. Expensive and drawn-out litigation may also be necessary for us to assert any of our rights or to determine the scope and validity of rights claimed by other parties. Litigation could be too expensive for us to pursue without great cost and uncertainty as to the outcome. Our failure to pursue litigation could result in the loss of our rights which could substantially hurt our business.

WE ARE IN DIRECT COMPETITION WITH OTHER BIOPHARMACEUTICAL COMPANIES TO DEVELOP AND PRODUCE ANTI-CANCER PRODUCTS. OUR BUSINESS WOULD BE MATERIALLY ADVERSELY AFFECTED IF OUR TRADE SECRETS AND CONFIDENTIAL INFORMATION WERE DISCLOSED TO OUR COMPETITORS, AND INVESTORS COULD EXPERIENCE A DECREASE IN THE VALUE OF THEIR INVESTMENTS.

         We also rely on trade secrets and confidential information which we try to protect by entering into confidentiality agreements with other parties. We cannot say with any certainty that any of the confidentiality agreements will be honored or, if breached, we would have enough remedies to protect the confidential information, or that our competitors will not independently learn our trade secrets. The loss of our trade secrets would substantially hurt our business.

WE ARE A SMALL COMPANY WITH LITTLE REVENUE, AND WE MAY NOT HAVE THE HUMAN AND FINANCIAL RESOURCES TO WITHSTAND THE REQUIRED LENGTHY FDA TESTING AND APPROVAL PROCESSES.

         The Food & Drug Administration and other similar agencies in foreign countries have lengthy and detailed laboratory testing and approval requirements for therapeutic and diagnostic pharmaceutical and biological products. It often takes companies several years and large sums of money to satisfy these requirements, depending on the complexity and novelty of the products. Since we are a small company within limited personnel and financial resources, we might not be able to withstand the rigorous and time consuming FDA approval process as compared to our larger competitors. Furthermore, since we are in the highly competitive biopharmaceutical industry, any failure or delay in obtaining any FDA approvals could substantially hurt our company, and investors could lose their money. We cannot say with any certainty that the FDA or other regulatory agencies will grant us approval for any of our products on a timely basis, if at all.

WE HAVE LITTLE REVENUE AND MAY NOT HAVE THE FINANCIAL RESOURCES TO COMPLY WITH OSHA, EPA AND OTHER AGENCIES' REQUIREMENTS.

         We have to comply with the Occupational Safety and Health Administration, Environmental Protection Agency, Toxic Substances Control Act, Resource Conservation and Recovery Act and other regulatory laws. In the future, we could also be subject to other federal, state or local regulations. OSHA or the EPA may establish regulations which could affect our research and development programs. We are unable to predict whether any agency will adopt any rule which could substantially hurt our business.

OUR PRODUCTS, IF ANY, WILL BE INNOVATIVE AND MAY NOT BE COVERED BY INSURANCE COMPANIES OR OTHER THIRD-PARTY PAYERS WHICH MAY MAKE OUR PRODUCTS LESS MARKETABLE TO OUR CUSTOMERS AND CAUSE A DECREASE IN THE VALUE OF OUR SECURITYHOLDERS' INVESTMENT.

         Our success in developing our products may depend, in part, on whether we will be reimbursed by government health administration authorities, private health insurers and other organizations. There is significant uncertainty if costs associated with newly-approved health care products will be reimbursed. If adequate coverage and reimbursement levels are not provided by government and third-party payers for uses of our products, it will make it very difficult for us to market our products to doctors and hospitals because their patients might not be able to pay for the products without any insurance coverage or reimbursement. We cannot say with any certainty whether sufficient insurance coverage will be available for us to establish and maintain price levels sufficient to realize an appropriate return on developing new products. Government and other third-party payers are attempting to contain health care costs more every day by limiting both coverage and the level of reimbursement of new therapeutic and diagnostic products approved for marketing by FDA and by refusing, in some cases, to provide any coverage of uses of approved products for disease indications for which FDA has not granted marketing approval. Such refusal by insurance companies and third-party payers to reimburse the costs of, expenses associated with, our products might have a material adverse effect on our business.

OUR LICENSE AGREEMENT WITH BRISTOL-MYERS SQUIBB, AN INDUSTRY LEADER, HAS, TO DATE, BEEN OUR SOLE SOURCE OF REVENUE. OUR SECURITYHOLDERS COULD EXPERIENCE A DECREASE IN THE VALUE OF THEIR INVESTMENTS IF SUCH AGREEMENT IS TERMINATED OR CEASES TO GENERATE REVENUE.

         In June 1998, we entered into a license agreement and a research and development agreement with Bristol- Myers Squibb. Through June 30, 1999, we have earned $1,666,000 in revenue from the license agreement. Such agreement has been our sole source of revenues to date. Under the license agreement, we granted to Bristol-Myers Squibb exclusive sublicenses under our agreements with the Research & Development Institute at Montana State University and the Washington State University Research Foundation relating to technologies for the production of Paclitaxel. Our license agreement with Bristol-Myers Squibb requires them to pay us royalty and milestone payments. The term of our license agreement with Bristol-Myers Squibb ends on the later ten (10) years from the first commercial sale of the licensed products or such time as neither the making, use nor sale at the time by Bristol-Myers Squibb, its affiliates or sublicensees does not infringe any U.S. or foreign patents or patent applications, copyrights or trademarks owned and licensed by the Research & Development Institute and the Washington State University Research Foundation. Bristol-Myers Squibb may terminate the license agreement upon 90 days notice. We cannot say with any certainty that Bristol-Myers Squibb will successfully manufacture or market the licensed property, if at all, or that we will be able to maintain our agreements with the Research & Development Institute or the Washington State University Research Foundation. Although we do not have any reason to believe Bristol-Myers Squibb is unwilling to work with us under our license agreement with them, it is a possibility that Bristol-Myers Squibb might, in the future, decide not to utilize our technology, use other technology they find superior or enter into a license agreement or agreements with another party or parties, thereby decreasing their need to utilize our technology under our license agreement with them or even cause them to terminate the license agreement. Our loss of the license agreement with Bristol-Myers Squibb could have a material adverse effect on our business and stockholders could experience a decrease in the value of their investments.

WE LACK MANUFACTURING EXPERIENCE AND FACILITIES, AND IF WE HAVE TO EXPEND RESOURCES TO BUILD FACILITIES OR IF WE FAIL TO HIRE COMPETENT OUTSIDE MANUFACTURERS, OUR SECURITYHOLDERS COULD EXPERIENCE A DECREASE IN THE VALUE OF THEIR INVESTMENT.

         We currently do not have facilities or personnel capable of manufacturing any products in commercial quantities. In the future, we may establish our own manufacturing facilities to manufacture products if it becomes economically attractive to do so. Building and operating production facilities would require substantial additional funds and other resources and well as interrupt our daily operations. We cannot be sure, however, whether sufficient funds to build satisfactory manufacturing facilities would be available on favorable terms to us, if at all. If we cannot obtain sufficient financing, we will most likely have to retain outside manufacturers. We cannot be sure, however, whether we will be able to retain competent manufacturers at affordable rates, or that the manufacturers will be able to produce and deliver our products pursuant to our instructions concerning quality, quantity and time as well as other factors. If we are unable to manufacture our products, if any, or have them manufactured by others our business would be materially adversely affected and our securityholders would experience a decrease in the value of their investment.

WE LACK MARKETING EXPERIENCE. IF WE FAIL TO RETAIN COMPETENT MARKETING PERSONNEL OR OUTSIDE MARKETERS, OR IF WE HAVE INSUFFICIENT RESOURCES TO MARKET OUR PRODUCTS, OUR SECURITYHOLDERS COULD EXPERIENCE A DECREASE IN THE VALUE OF THEIR INVESTMENTS.

         As of August 17, 1999, we had 19 employees, none of whom have any experience in marketing pharmaceutical products. We would have to spend significant funds and dedicate a significant amount of management resources to develop our own sales force. We cannot say with any certainty that any funds or resources for such purposes will be available on favorable terms, if at all. Further, we cannot say with any certainty that, with a sales force, we would successfully penetrate the markets for any of our products. For certain products under development, we may seek to enter into marketing agreements with other entities which would grant them exclusive marketing rights in return for royalties based on sales, if any. Under some of these agreements, the other entity may have the responsibility for all or a significant part of the development and obtaining regulatory approval. In the event that the marketing and development partner fails to develop a marketable product or fails to successfully market a product, our business could be substantially hurt. The sale of certain products outside the United States will also be dependent upon the successful completion of arrangements with future partners, licensees or distributors in each territory. We cannot give any assurance, however, that we will successfully establish any additional collaborative arrangements or that, if established, such future partners will successfully commercialize any products, if at all.

WE ARE A SMALL COMPANY AND HEAVILY DEPEND UPON OUR OFFICERS, DIRECTORS AND SCIENTISTS WHO ARE HIGHLY SKILLED IN BIOPHARMACOLOGY, ESPECIALLY OUR CHIEF EXECUTIVE OFFICER AND PRESIDENT, ARTHUR P. BOLLON, PH.D. OUR BUSINESS WOULD BE MATERIALLY ADVERSELY AFFECTED BY THE LOSS OF ANY SUCH PERSONS, AND SECURITYHOLDERS COULD EXPERIENCE A DECREASE IN THE VALUE OF THEIR INVESTMENT.

         Much of our success depends upon the continued contributions of our executive officers, scientific and technical personnel and consultants. We are particularly dependent upon Arthur P. Bollon, Ph.D., the Chairman of our Board of Directors, Chief Executive Officer and President, and Daniel Shusterman, the Vice President of Operations, Treasurer and Chief Financial Officer, Dorit Arad, Ph.D., our Vice President of Drug Design, as well as our senior scientists, Susan L. Berent, Ph.D., Hakim Labidi, Ph.D., Rajinder S. Sidhu, Ph.D. and Richard M. Torczynski, Ph.D. As of August 17, 1999, we had 19 full-time employees, 15 of whom are engaged directly in research and development activities, including 6 Ph.D.s, and 4 of whom are in executive and administrative positions. Our employees are not governed by any collective bargaining agreement, and we believe that our relationship with our employees is good. We currently have an employment agreement with Dr. Bollon which expires on November 6, 2003. Although we maintain "key person" life insurance which provides that upon the death or incapacity of Dr. Bollon, we will receive $2 million, Dr. Bollon's death or incapacity could substantially hurt our business. The competition for qualified personnel is intense, and the loss of services of certain key personnel could substantially hurt our business.

OUR SCIENTISTS WORK FOR OTHER COMPANIES AND INSTITUTIONS, AND WE MAY NOT HAVE THE RIGHT TO THEIR INVENTIONS AND DISCOVERIES, WHICH MIGHT HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

         Our scientific collaborators and advisors are employed by companies and institutions other than us, and some of them have consulting or other advisory arrangements with other entities and institutions which could conflict or compete with their obligations to us. Inventions or processes discovered by such persons will not necessarily become our property but may remain the property of such persons or of such persons' full-time employers. Our failure to successfully assert our rights to any inventions or processes discovered by our scientists might have a material adverse affect on our business.

IF WE CANNOT OBTAIN SATISFACTORY PRODUCT LIABILITY INSURANCE FOR OUR FUTURE PRODUCTS, IF ANY, WE MAY NOT BE ABLE TO ENTER INTO MATERIAL AGREEMENTS WHICH REQUIRE US TO HAVE SUCH INSURANCE, AND INVESTORS COULD, THEREFORE, EXPERIENCE A DECREASE IN THE VALUE OF THEIR INVESTMENT.

         To date, we have not had any product liability claims filed or threatened against us. In the future, however, when and if we develop products, our products could expose us to product liability claims. Although we intend to obtain product liability insurance for our ongoing clinical trials, we cannot say with any certainty that we will be able to obtain, maintain or increase our insurance coverage in the future on terms favorable to us, if at all, or that any claims against us will not be greater than the amount of such coverage. Distributors of pharmaceutical and biological products often require minimum product liability insurance coverage as a condition before they start purchasing or accepting products for distribution. Our failure to satisfy such insurance requirements could decrease our ability to achieve broad distribution of our proposed products and have a material adverse effect on our business and investors could experience a decrease in the value of their investment.

THE VALUE OF OUR SECURITYHOLDERS' INVESTMENT MAY BE SUPPRESSED BECAUSE OUR COMPANY MAY BE A LESS ATTRACTIVE TAKEOVER CANDIDATE DUE TO THE FACT THAT A MAJORITY OF OUR STOCK IS OWNED BY AFFILIATES.

         Our current officers, directors and stockholders who own more than 5% of our securities beneficially own or control approximately 57.0% of our outstanding shares of common stock, which represents approximately 54.0% of our total outstanding voting securities. Such officers, directors and principal stockholders may, therefore, be able to elect all of our directors, to determine the outcome of most corporate actions requiring stockholder approval, and otherwise to control the direction of our business which may cause the price of our common stock to be suppressed.

ALTHOUGH WE DO NOT PAY DIVIDENDS ON OUR COMMON STOCK, WE PAY ANNUAL DIVIDENDS ON OUR SERIES A PREFERRED STOCK BY GIVING THE HOLDERS THEREOF MORE SERIES A PREFERRED STOCK. OUR SERIES A PREFERRED STOCK IS CONVERTIBLE INTO COMMON STOCK, AND SUCH CONVERSION WILL DILUTE THE BOOK VALUE OF THE COMMON STOCK PURCHASED IN THIS OFFERING.

         Since 1991, we have not paid any dividends on our common stock. We intend to retain future earnings, if any, to provide funds for the operation of our business and, accordingly, do not anticipate paying any cash dividends on our common stock in the future. Furthermore, the terms of our outstanding series A preferred stock do not allow for the payment of cash dividends on the common stock unless and until all accrued and unpaid dividends on the series A preferred stock shall have been paid or set apart for payment. Historically speaking, we have paid dividends on our series A preferred stock with payment-in-kind. Our series A preferred stock is convertible into an equal number of shares of common stock. As more holders of the series A preferred stock convert their preferred stock into common stock, investors in this offering will experience a decline in the book value of their common stock.

WE ARE OBLIGATED TO INDEMNIFY OUR OFFICERS AND DIRECTORS, ABSENT CERTAIN CIRCUMSTANCES, WHICH MAY REQUIRE US TO SPEND TIME AND MONEY OTHERWISE ALLOCATED, AND CAUSE A DECREASE IN THE VALUE OF OUR SECURITYHOLDERS' INVESTMENT.

         We are incorporated under the laws of the state of Delaware. Our certificate of incorporation includes certain provisions permitted under the Delaware General Corporation Law, whereby our officers and directors are indemnified by us against certain liabilities. Our certificate of incorporation also limits, to the fullest extent permitted by Delaware General Corporate Law, a director's liability for monetary damages for breach of fiduciary duty, including gross negligence, except liability for breach of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, the unlawful payment of a dividend or unlawful stock purchase or redemption and any transaction from which the director derives an improper personal benefit. An insurance policy, which provides for coverage for certain liabilities of its officers and directors has been issued to us. However, although we do not currently know of any conduct of any officer or director which may have a material effect on our business, if such insurance proves to be inadequate, we will have to use funds otherwise allocated to indemnify any director. The use of funds and resources, including management's time and energy, to properly indemnify or otherwise prepare for the defense of any director might have a material adverse effect on our business.

WE ARE RELIANT UPON THE MARKET-MAKING ACTIVITIES OF JANSSEN-MEYERS ASSOCIATES, L.P., WHICH IS ALSO AN AFFILIATE. WITHOUT JANSSEN-MEYERS' MARKET-MAKING ACTIVITIES, INVESTORS MAY HAVE DIFFICULTY RESELLING THEIR SECURITIES.

         Messrs. Meyers and Janssen are the principals of the corporate general partner of one of our market-makers who was also the underwriter of our initial public offering, Janssen-Meyers Associates, L.P. If Janssen-Meyers or its affiliates are deemed to have control of our business, regulatory requirements of the SEC, Nasdaq and the New York Stock Exchange, Inc. could prevent them from engaging in market-making activities relating to our securities. If Janssen-Meyers is unable to make a market in our securities because it is deemed to have effective voting control or if, for any other reason, it chooses not to or is unable to make a market in our securities, there can be no assurance that any other broker-dealers would make a market in our securities. Without market-makers, it would be very difficult for holders of our securities to sell their securities in the secondary market, and the market prices for such securities would be substantially harmed. Also, we cannot give any assurances that an active trading market for our securities be maintained whether or not Janssen-Meyers makes a market in our securities. In the absence of such a market, investors may be unable to liquidate their investment.

IF WE FAIL TO MEET NASDAQ'S MAINTENANCE REQUIREMENTS AND ARE DELISTED FROM NASDAQ, INVESTORS MAY HAVE DIFFICULTY SELLING THEIR SECURITIES, WHICH WOULD CAUSE A DECREASE IN THE VALUE OF THEIR INVESTMENT.

         Our common stock, class C warrants and class D warrants are currently quoted on the Nasdaq SmallCap Market System. Our common stock is quoted under the symbol, "CYPH." Our class C warrants are quoted under the symbol, "CYPHW." Our class D warrants are quoted under the symbol, "CYPHZ." Nasdaq has certain requirements that every company must meet in order to have their securities quoted on the Nasdaq SmallCap System. Although we currently meet Nasdaq's criteria for continued listing, we cannot say with any certainty that we will continue to meet such criteria.


         For continued inclusion on the Nasdaq SmallCap Market System, a company has to maintain the following:

                  o        either:
                           o        net tangible assets of $2 million,
                           o        market capitalization of $35 million or
                           o net income of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years;

                  o        a minimum bid price of $1.00 per share;
                  o in the case of a convertible debt security, a principal amount outstanding of at least $5 million;
                  o in the case of common stock, at least 300 round lot holders; and
                  o 500,000 publicly held shares having a market value of at least $1 million.

         If we are unable to meet the continued listing criteria of the Nasdaq SmallCap Market System any time in the future due to our continued operating losses or otherwise, and our securities are delisted, trading of our securities, if any, would be conducted in the over-the-counter market in the so-called "pink sheets" or, if available, the NASD's "Electronic Bulletin Board." As a result, investors could find it more difficult to dispose of, or to obtain accurate quotations as to the value of, our securities.

IF WE ARE DELISTED FROM NASDAQ, BROKER-DEALERS MAY BE UNWILLING TO SELL INVESTORS' STOCK, AND INVESTORS WOULD EXPERIENCE A DECREASE IN THE VALUE OF THEIR INVESTMENT.

         If our securities are delisted from the Nasdaq SmallCap Market System, they may become subject to Rule 15g-9 under the Securities Exchange Act of 1934, which imposes additional sales practice requirements on broker-dealers that sell such securities. There are exceptions to Rule 15g-9 and they include transactions meeting the safe-harbor requirements of Rules 505 or 506 under Regulation D of the Securities Act, and transactions in which the purchaser is an institutional accredited investor, as defined in the Securities Act, or an established customer, as defined in the Securities Act, of the broker-dealer. For transactions which have to comply with the requirements of Rule 15g-9 under the Securities Exchange Act of 1934, a broker-dealer must determine whether or not the purchaser meets a special suitability standard, and the broker-dealer must receive the purchaser's written consent to the transaction before the sale. These requirements could make broker-dealers unwilling or even unable to sell our securities which could make it more difficult for our investors to resell their securities to other parties.

IF OUR STOCK IS DELISTED BY NASDAQ AND BECOMES A "PENNY STOCK," INVESTORS MIGHT EXPERIENCE A DECREASE IN THE VALUE OF THEIR INVESTMENTS DUE TO THE RESTRICTIONS ON BROKER-DEALERS IN SELLING "PENNY STOCK."

         The SEC defines a "penny stock" to be any equity security that has a market price under $5.00 per share or has an exercise price under $5.00 per share, subject to certain exceptions. Unless exempt, the rules require the delivery, prior to any transaction in a penny stock, of SEC material telling the purchaser certain information about the penny stock. Purchasers must also be told about the commissions that the broker-dealers and the registered representatives will get and they must be told about the securities current prices. Finally, purchasers must also be given statements every month which have to tell the purchaser about his or her securities' recent prices and about the limitations of the penny stock market. These penny stock restrictions will not apply to our securities if they stay quoted on the Nasdaq SmallCap Market System, and if they have certain price and volume information provided on a current and continuing basis or if they meet certain minimum net tangible assets or average revenue criteria. We cannot say with any certainty, however, that our securities will continue to meet the Nasdaq SmallCap Market requirements in the future and if we do not, the prices of our securities could decrease and investors could find it difficult to sell their securities. If we were to remain exempt from the penny-stock restrictions, we still have to comply with Section 15(b)(6) under the Securities Exchange Act of 1934, which gives the SEC the authority to stop any person who breaks the law when selling penny stock from selling any more penny stock or from working with any broker-dealer.

WE HAVE GRANTED REGISTRATION RIGHTS TO SEVERAL PARTIES HOLDING OUR COMMON STOCK OR WHO HAVE THE RIGHT TO PURCHASE OUR COMMON STOCK. THE REGISTRATION OF SUCH SECURITIES WILL INCREASE THE NUMBER OF FREELY TRADEABLE SHARES OF OUR COMMON STOCK AND MAY DECREASE THE BOOK VALUE OF OUR SECURITYHOLDERS' SHARES OF OUR COMMON STOCK.

         There will be 11,895,210 registered shares of our common stock outstanding upon the completion of this offering. All of these shares will be freely transferrable without restriction if we continue to comply with the SEC and certain states' registration requirements. Certain of our other outstanding securities are not registered with the SEC, and are considered to be "restricted securities" as that term is defined in Rule 144 under the Securities Act and may only be sold in certain circumstances.

         We have also granted certain investors demand and "piggy-back" registration rights to have their common stock registered with the SEC. We will have to pay for the expense of registration if one or more of these groups exercise their demand registration rights or "piggy-back" registration rights. The expense could be high. Also, because there would be a high number of shares outstanding, we could find it more difficult to obtain future financing.

          The sale, or availability for sale, of substantial amounts of common stock in the public market pursuant to Rule 144 or registration could cause the market price of the common stock and our other securities to decrease which could hurt our ability to raise additional money through the sale of our securities or through debt financing. Also, to the extent that outstanding options and warrants are exercised, securityholders' ownership interest will drop. Also, if and to the extent that we reduce the exercise price of outstanding warrants or options, our stockholders could experience additional dilution.

THE VALUE OF THE SECURITYHOLDERS' INVESTMENT MAY BE SUPPRESSED BECAUSE OUR COMPANY MAY BE A LESS ATTRACTIVE TAKEOVER CANDIDATE DUE TO THE FACT THAT OUR BOARD OF DIRECTORS HAS THE DISCRETION TO ISSUE 10,000,000 SHARES OF PREFERRED STOCK SUPERIOR TO OUR COMMON STOCK WITHOUT STOCKHOLDER APPROVAL.

         Our certificate of incorporation authorizes our board of directors to issue a maximum of 10,000,000 shares of preferred stock on terms which may be determined by them without getting stockholder approval. Of these 10,000,000 shares, 4,000,000 shares have already been designated as series A preferred stock of which 705,343 remain outstanding as of August 17, 1999. The series A preferred stock may be converted by the holder into an equal number of shares of common stock. Also, the terms of the series A preferred stock include dividend and liquidation preferences which could also hurt the rights of holders of the common stock being offered hereby. Each share of series A preferred stock is entitled to one vote on all matters on which the common stock has the right to vote. Holders of series A preferred stock are entitled to vote as a separate class on any proposed adverse change in their rights, preferences or privileges and any increase in the number of authorized shares of series A preferred stock. Further, the terms of any additional series of preferred stock, which may also include priority claims to assets and dividends, as well as special voting rights, could hurt the rights of the holders of the common stock being offered hereby. Other than the series A preferred stock, we have not issued any other preferred stock, and we do not plan to issue any additional preferred stock other than payment- in-kind dividends. Investors should also know that if too much preferred stock is outstanding, it could make it more difficult for a third party to take control of our business or to remove our board of directors and executive officers. Hostile bids for control of a company usually result in the market prices for a company's securities to increase. It would also dilute or subordinate the rights of holders of common stock and cause the market price of the common stock to drop.


                                USE OF PROCEEDS

         We will not receive any proceeds when the Selling Stockholders' sell their common stock to others. However, we may receive proceeds when the Selling Stockholders exercise their options to acquire such common stock. We intend to use any such proceeds for research and development and other general corporate purposes.

                        DETERMINATION OF OFFERING PRICE

         The Selling Stockholders may sell their shares of common stock through public or private transactions at current market prices, or at previously negotiated prices.

                              SELLING STOCKHOLDERS

         The shares of common stock to which this prospectus relates are being registered for reoffers and resales by the Selling Stockholders who have acquired or may acquire such common stock pursuant to the exercise of options granted under our 1996 Stock Option Plan. The Selling Stockholders named below may resell all, a portion or none of their shares of common stock, from time to time.

         Participants under our 1996 Stock Option Plan who are deemed to be "affiliates" of Cytoclonal Pharmaceutics Inc. and who may acquire common stock under our 1996 Stock Option Plan may be added to the Selling Stockholders listed below from time to time by use of a prospectus supplement filed pursuant to Rule 424(b) under the Securities Act. An "affiliate" is defined in Rule 405 under the Securities Act as a "person that directly, or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with" Cytoclonal Pharmaceutics Inc.

         The table below sets forth with respect to each Selling Stockholder who is an affiliate of Cytoclonal Pharmaceutics Inc., the number of shares of common stock beneficially owned before and after the sale of the common stock offered hereby, the number of shares of common stock to be sold, and the percent of the outstanding shares of common stock owned before and after the sale of the common stock offered hereby.


                                                                                 COMMON
                                     COMMON              COMMON STOCK            STOCK
                                      STOCK              WHICH MAY BE         BENEFICIALLY           PERCENTAGE (%)
                                  BENEFICIALLY          SOLD PURSUANT             OWNED              OF COMMON
                                  OWNED BEFORE             TO THIS                AFTER              STOCK OWNED
     SELLING STOCKHOLDER           REOFFER (1)          PROSPECTUS (2)          REOFFER(2)         AFTER REOFFER (3)
     -------------------           -----------          ---------------         ----------         -----------------
--------------------------------------------------------------------------------------------------------------------
Arthur P. Bollon, Ph.D.
-President, Chairman
and Chief Executive
Officer                            633,400(4)                266,000             367,400                 3.0%
--------------------------------------------------------------------------------------------------------------------
Daniel M. Shusterman
-Vice President
Operations, Treasurer
and Chief Financial
Officer                             68,000(5)                 58,000              10,000                 *
--------------------------------------------------------------------------------------------------------------------
Ira Gelb, M.D.
-Director                          112,000(6)                 93,000              19,000                 *
--------------------------------------------------------------------------------------------------------------------
Irwin Gerson
-Director                          108,000(7)                 93,000              15,000                 *
--------------------------------------------------------------------------------------------------------------------
Walter Lovenberg, Ph.D.
-Director                          113,500(8)                 93,000              20,500                 *
--------------------------------------------------------------------------------------------------------------------

----------------------------
*Represents less than 1%.

(1) Unless indicated, the we assume that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. For purposes of this table, any security which such person has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership for such person, but is not deemed to be outstanding for the purpose of computing the percentage of any other person.

(2) Does not include shares of common stock that may be acquired by the Selling Stockholders upon exercise of options which have not vested within 60 days of this prospectus which shares, if any, will be added to the number of shares listed by one or more supplements to this prospectus. Furthermore, the inclusion in this prospectus of the stated number of shares does not constitute a commitment to sell any or all of such shares. The number of shares of common stock offered shall be determined from time to time by each Selling Stockholder at his or her sole discretion.

(3) Based on an aggregate of 11,895,210 shares of common stock that will be issued and outstanding upon the completion of this offering, consisting of 10,395,210 shares of common stock issued and outstanding as of August 17, 1999 and the 1,500,000 shares of common stock to which this prospectus relates.

(4) Includes 167,400 shares of common stock and options to purchase 466,000 shares of common stock. Does not include options to purchase 79,000 shares of common stock not exercisable within 60 days hereof.

(5) Includes 5,000 shares of common stock and options to purchase 63,000 shares of common stock. Does not include options to purchase 17,000 shares of common stock not exercisable within 60 days hereof.

(6) Includes options to purchase 112,000 shares of common stock. Does not include options to purchase 17,000 shares of common stock not exercisable within 60 days hereof.

(7) Includes options to purchase 108,000 shares of common stock. Does not include options to purchase 17,000 shares of common stock not exercisable within 60 days hereof.

(8) Includes 2,500 shares of common stock, options to purchase 108,000 shares of common stock and warrants to purchase 3,000 shares of common stock. Does not include options to purchase 17,000 shares of common stock not exercisable within 60 days hereof.



                              PLAN OF DISTRIBUTION

         The shares of common stock to which this prospectus pertains may be sold or transferred for value by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest to the Selling Stockholders, in one or more transactions on the Nasdaq SmallCap Market, in negotiated transactions or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiates. The Selling Stockholders may effect such transactions by selling their shares of common stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the shares of common stock for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions). The Selling Stockholders and any broker-dealers that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the shares of common stock sold by them may deemed to be underwriting discounts and commissions under the Securities Act. The sale of the shares of common stock by the Selling Stockholders is subject to the prospectus delivery requirements of the Securities Act.

         Upon us being notified by a Selling Stockholder that any material arrangement has been entered into with a broker or dealer for the sale of shares of common stock through a secondary distribution, or a purchase by a supplemented prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and the participating broker-dealers,
(ii) the number of shares of Common Stock involved, (iii) the price at which such shares are being sold, (iv) the commissions paid or the discounts or concessions allowed to such broker-dealers, (v) where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in the Prospectus, as supplemented, and (vi) other facts material to the transactions.

         In addition to any such number of shares of common stock sold hereunder, a Selling Stockholder may, at the same time, sell any shares of common stock, including the shares of common stock to which this prospectus pertains, owned by him or her in compliance with all of the requirements of Rule 144 promulgated under the Securities Act, regardless of whether such shares are covered by this prospectus.

         There is no assurance that any of the Selling Stockholders will sell any or all of the shares of common stock offered hereby.

         We will pay all expenses in connection with this offering other than commissions and discounts of underwriters, dealers or agents. All selling and other expenses incurred by individual Selling Stockholders will be borne by such Selling Stockholders.


                                 LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for us by Morrison Cohen Singer & Weinstein, LLP, New York, New York, a partner of which holds options to acquire shares of common stock being registered in this Registration Statement.



                                    EXPERTS

         The balance sheets as of December 31, 1998 and 1997 and the related statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998 included in the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 which is incorporated by reference in this prospectus have been audited by, and are incorporated by reference herein in reliance upon the report of Richard A. Eisner & Company, LLP, independent auditors, given on the authority of that firm as experts in accounting and auditing.

================================================================================


No dealer, salesperson or any other individual has been authorized to give any information or to make any representations not contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us or the Selling Stockholders. This prospectus does not constitute an offer to sell, or a solicitation to buy, any security by any person in any jurisdiction which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances imply that the information in this prospectus is correct as of any time subsequent to the date of this prospectus.




================================================================================
================================================================================


                                1,500,000 SHARES

                         CYTOCLONAL PHARMACEUTICS INC.

                                  COMMON STOCK




                                  -----------

                                   PROSPECTUS

                                  -----------








                                AUGUST 30, 1999




================================================================================

                                    PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         Cytoclonal Pharmaceutics Inc. incorporates by reference the documents listed below into this Registration Statement on Form S-8. All documents subsequently filed by Cytoclonal Pharmaceutics Inc. pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents:

                  1. Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

                  2. Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999;

                  3. Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1999;

                  4. Current Report on Form 8-K, dated June 12, 1998, filed with the SEC on September 9, 1998;

                  5. Definitive proxy statement filed with the SEC on July 15, 1999 pursuant to Regulation 14A under the Securities Exchange Act of 1934;

                  6. The description of our common stock set forth in our Registration Statement filed under Section 12 of the Securities Exchange Act of 1934 on Form 8-A on October 2, 1995, and any amendment or report filed for the purpose of updating any such description; and

                  7. Form S-8 (File No.: 333-11691) filed with the SEC on September 10, 1996.



ITEM 4. DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

         A partner of Morrison Cohen Singer & Weinstein, LLP, counsel to Cytoclonal Pharmaceutics Inc. in connection with this offering holds options to acquire shares of common stock being registered in this Registration Statement.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Certificate of Incorporation and By-Laws of the Registrant provides that Cytoclonal Pharmaceutics Inc. shall indemnify any person to the full extent permitted by the Delaware General Corporation Law (the "GCL").
Section 145 of the GCL, relating to indemnification, is hereby incorporated herein by reference.

         Insofar as indemnification for liabilities under the Securities Act may be permitted to Directors, officers or controlling persons of Cytoclonal Pharmaceutics Inc. pursuant to Cytoclonal Pharmaceutics Inc.'s By-Laws and the Delaware General Corporation Law, Cytoclonal Pharmaceutics Inc. has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         Cytoclonal Pharmaceutics Inc.'s Certificate of Incorporation includes certain provisions permitted pursuant to Delaware law whereby officers and Directors of Cytoclonal Pharmaceutics Inc. are to be indemnified against certain liabilities. Cytoclonal Pharmaceutics Inc.'s Restated Certificate of Incorporation also limits, to the fullest extent permitted by Delaware law, a director's liability for monetary damages for breach of fiduciary duty, including gross negligence, except liability for (i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption and (iv) any transaction from which the director derives an improper personal benefit. Delaware law does not eliminate a director's duty of care and this provision has no effect on the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care. In addition, Cytoclonal Pharmaceutics Inc. has obtained an insurance policy providing coverage for certain liabilities of its officers and Directors.

         In accordance with Section 102(a)(7) of the GCL, the Certificate of Incorporation of the Registrant eliminates the personal liability of directors to Cytoclonal Pharmaceutics Inc. or its stockholders for monetary damages for breach.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8. EXHIBITS

  No.     Description
  ---     -----------
   4.1    Cytoclonal Pharmaceutics Inc. 1996 Stock Option Plan*

   4.2    Amendment No. 1 to Cytoclonal Pharmaceutics Inc. 1996 Stock Option Plan**

   5.1    Opinion of Morrison Cohen Singer & Weinstein, LLP

  23.1    Consent of Morrison Cohen Singer & Weinstein, LLP (included in Exhibit 5.1 hereto)

  23.2    Consent of Richard A. Eisner & Company, LLP

  24.1    Powers of Attorney (included on the signature page of this Registration
          Statement)




-----------------------------------
* Filed previously as an exhibit to Registration Statement on Form S-8 (File
No.: 333-11691) and is incorporated by reference herein.

**Filed previously as an exhibit to Annual Report on Form 10-K (File No.:
000-26078) for the year ended December 31, 1998 and is incorporated by reference herein.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 30th day of August 1999.



                               CYTOCLONAL PHARMACEUTICS INC.


                               By: /s/  Arthur P. Bollon
                                   ---------------------------------------
                                        Name:    Arthur P. Bollon, Ph.D.
                                        Title:   Chairman, President and
                                                 Chief Executive Officer


                               POWER OF ATTORNEY

                  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Arthur P. Bollon, Ph.D., with the power of substitution, his attorney-in-fact, to sign any amendments to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or choose to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

         Signature                                   Title                                       Date
         ---------                                   -----                                       ----
 /s/ Arthur P. Bollon                                Chairman, President, Chief                  August 30, 1999
--------------------------------------
Arthur P. Bollon, Ph.D.                              Executive Officer and Director
                                                     (principal executive officer)

 /s/ Daniel Shusterman                               Vice President Operations,                  August 30, 1999
--------------------------------------
Daniel Shusterman, J.D.                              Treasurer and Chief Financial
                                                     Officer (principal financial
                                                     and accounting officer)

 /s/ Ira J. Gelb                                     Director                                    August 30, 1999
--------------------------------------
Ira Gelb, M.D.

 /s/ Irwin C. Gerson                                 Director                                    August 30, 1999
--------------------------------------
Irwin C. Gerson

/s/ Walter M. Lovenberg                              Director                                    August 30, 1999
--------------------------------------
Walter M. Lovenberg, Ph.D.


/s/ Gary E. Frashier                                 Director                                    August 30, 1999
--------------------------------------
Gary E. Frashier

                                 EXHIBIT INDEX

   No.    Description
   ---    -----------
   5.1    Opinion of Morrison Cohen Singer & Weinstein, LLP

  23.1    Consent of Morrison Cohen Singer & Weinstein, LLP (included in Exhibit 5.1 hereto)

  23.2    Consent of Richard A. Eisner & Company, LLP

  24.1    Powers of Attorney (included on the signature page of this Registration
          Statement)